Exhibit 99.1
November 5, 2008
Dear Fellow Shareholder:
I am writing to update you on how Belo is responding to the extraordinary economic events of the past two months, and to provide some perspective on Belo’s recent stock price performance. For additional context, I urge you to read our third quarter earnings release at www.belo.com/invest.
The financial, housing and credit crises have affected markets in countries across the globe and their effects are also being felt on “Main Street.” Belo’s business results have been negatively impacted, as has the price of Belo stock and that of virtually every other publicly-traded company.
Pure-play television media stocks, including Belo, are down over 75 percent since the first of the year. The recent stock performance is due to investor unease about the economy and financial markets as a whole, but also sector concerns related to the downturn in the automotive industry and the general malaise that impacts advertising-based companies during times of recession. These difficult economic times have led to market valuations that are far from rational as fund managers are forced to sell positions to accommodate redemptions from investors. Still, we are disappointed in the performance of Belo stock. We do not believe the current price reflects appropriate value for the great assets we operate, even after considering the current economic climate, and especially given the enviably strong operating margins and cash flows our stations generate.
Recent steps Congress has taken should help stabilize financial markets and allow credit to flow more freely to businesses and consumers and get the economy headed in the right direction. However, this will take time. Most economists are now projecting a recession that will likely last at least through 2009. Companies like Belo that depend on advertising revenue are expected to face continuing soft demand for their products through this period.

Continued . . .

Fellow Shareholder
November 5, 2008
Page Two
Since we cannot predict the duration of the downturn, we’re responding with an intense focus on cost reductions while ensuring the journalistic standards and competitive positions of our operating companies remain intact. Recent actions include the freezing of open positions Company-wide, staff reductions in certain markets, and other cost-saving measures. As a result, corporate and station expenses are below prior year levels. And in keeping with the task of resetting expenses to align with expected revenue levels, the Company will be implementing further changes to compensation and benefits for 2009. Some of these changes will be permanent, some will be temporary, but they are all aimed at helping Belo navigate what may be a difficult advertising slump.
We are also committed to maintaining the Company’s disciplined capital structure. Since the spin-off of Belo’s newspaper businesses in February, a key financial goal has been, and will continue to be, the repayment of debt. Belo has reduced debt by approximately $80 million in the last six months.
We all know this is not business as usual. Our employees understand the challenges Belo faces and are committed to the Company’s long-term success. Current economic conditions have not changed the competitive positions of our stations, and we will continue to operate these businesses as efficiently and aggressively as possible.
Belo is a very sound company with leading television stations in growing markets. The next 12 to 18 months will be challenging for all businesses, including Belo, but I’m confident we are taking the necessary steps to be an even stronger company when the eventual recovery takes hold.

Sincerely,
/s/ Dunia A. Shive